FORM OF OPINION OF COUNSEL

EXHIBIT 5.1

BRL Law Group LLC

425 Boylston Street, 3rd Floor

Boston, Massachusetts 02116

August 6, 2013

BrainStorm Cell Therapeutics Inc.

605 Third Avenue, 34th Floor

New York, New York 10158

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-186516) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by BrainStorm Cell Therapeutics Inc., a Delaware corporation (the “Company”), of up to 16,000,000 of shares (the “Shares”) of the Company’s Common Stock, $0.00005 par value per share (the “Common Stock”), up to 12,000,000 warrants to purchase shares of Common Stock (the “Warrants”), and up to 12,000,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). The Shares and the Warrants are being sold to the underwriters named in, and pursuant to, an underwriting agreement between the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law) and the federal laws of the United States of America.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Shares have been duly authorized and, when the price upon which the Shares are to be sold has been approved by or on behalf of the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and the Shares have been issued and delivered against payment in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

2. The Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and the terms of the Warrants, will be valid and binding obligations of the Company under the law of Delaware. The Warrant Shares have been duly authorized, and when and if issued upon exercise of the Warrants in the manner described in the Registration Statement and in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ BRL Law Group LLC
BRL Law Group LLC